Exhibit 99.1

Perspective Therapeutics Announces Changes to the Board of Directors

-	Heidi Henson was appointed to the Board of Directors and named Audit Committee Chair taking over from Rob Williamson, III, who will continue to serve as a member of the Committee
-	Michael McCormick announced his resignation and amicable departure from the Board of Directors

RICHLAND, WASHINGTON & CORALVILLE, IOWA – May 15 , 2023 Perspective Therapeutics, Inc. (NYSE AMERICAN: CATX), a precision oncology company developing alpha-particle therapies and complementary diagnostic imaging agents and an innovator in seed brachytherapy powering expanding treatment options for multiple cancers, announced the following changes to the Board of Directors: the appointment of Heidi Henson to the Board of Directors and named Audit Committee Chair; taking over from Rob Williamson, III, who will continue to serve as a member of the Committee. Additionally, Michael McCormick announced his resignation and amicable departure from the Board of Directors

“We are living in exciting times as science, technology and medicine converge — creating new treatment paradigms and therapies for unmet medical needs. I can already clearly see Perspective Therapeutics’ strong team and scientific foundation, energizing the Company’s mission and driving forces towards changing the landscape of cancer treatments through precision targeted medicine,” noted Heidi Henson, incoming member of the Board.

Lori Woods, Chair of the Board commented, “On behalf of Perspective Therapeutics, we wish Heidi a warm welcome and look forward to her active presence on the board and leadership as Audit Committee Chair.”

Thijs Spoor, Perspective Therapeutics’ CEO added, “We are truly delighted to have Heidi join the board of directors at this important juncture in the Company’s evolutionary lifecycle. Her deep leadership experience, while at the helm of life sciences companies, complements the synergies that are coming following on from the combination of Isoray and Viewpoint Molecular Targeting. As a commercial stage brachytherapy company, also focused on early stage development of precision targeted therapies; we are committed to transforming the lives of cancer patients by advancing the field of theranostic and alpha-particle radiotherapies. In this spirit, we are certain that Heidi’s guidance will help us to move further along in our objectives.”

As incoming Chair of the Audit Committee, Ms. Henson is a financial professional with over 25 years of executive leadership roles in the life sciences. In past executive leadership roles, Ms. Henson has served as the Chief Financial Officer of Pardes Biosciences, Imbria Pharmaceuticals, Respivant Sciences, Kura Oncology, Wellspring Biosciences, and Araxes Pharma. Ms. Henson is also currently serving on the board of directors of PepGen and Lista Therapeutics.

Ms. Woods also commented on Mr. McCormick’s departure, “As a longstanding member of the board, we hold Michael in the highest esteem. He has been both a wonderful colleague and advisor to the organization these last 8 years and we are sad to see him depart. On behalf of the whole board, we would like to thank him for his leadership and truly wish him all the best in his endeavors.”

Investor Relations Contact:

LifeSci Advisors

Chuck Padala

E: chuck@lifesciadvisors.com

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a medical technology and radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body. The Company is the sole producer of Cesium-131 brachytherapy seeds and has a proprietary technology that utilizes the isotope lead-212 to deliver powerful alpha radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This “theranostic” approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments.

The Company’s melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs are entering Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary lead-212 generator to secure key isotopes for clinical trial and commercial operations.

For more information, please visit the Company’s website at www.perspectivetherapeutics.com .